                   Spieker Properties, Inc. and Subsidiaries
           Computation of Ratio of Earnings to Combined Fixed Charges
                            and Preferred Dividends
                         (in thousands, except ratios)


                                                  Three Months Ended
                                               ------------------------
                                               March 31,      March 31,
                                                 1997           1996
                                               ------------------------
Earnings:
  Income from operations before disposition
    of property minority interest               $23,812         $14,829
  Interest expense(1)                            12,013           8,837
  Amortization of capitalized interest               72              55
                                                -----------------------
  Total earnings                                $35,897         $23,721
                                                =======================
Fixed charges:
  Interest expense(1)                           $12,013         $ 8,837
  Capitalized interest                            1,235             581
  Series A Preferred Dividends                      573             524
  Series B Preferred Dividends                    2,510           2,510
                                                -----------------------
  Total fixed charges and
    preferred dividends                         $16,331         $12,452
                                                =======================
Ratio of earnings to fixed charges
  (excluding preferred dividends)                  2.71            2.52
                                                =======================
Ratio of earnings to combined fixed
  charges and preferred dividends                  2.20            1.90
                                                =======================
Fixed charges in excess of earnings             $  -            $  -
                                                =======================


Notes:

   (1) Includes amortization of debt discount and deferred financing fees.